As filed with the Securities and Exchange Commission on April 23, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORIC PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	47-1787157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

240 E. Grand Ave, 2nd Floor

South San Francisco, CA 94080

(650) 388-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jacob M. Chacko, M.D.

President and Chief Executive Officer

ORIC Pharmaceuticals, Inc.

240 E. Grand Ave, 2nd Floor

South San Francisco, CA 94080

(650) 388-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Clark Tony Jeffries Jennifer Knapp Melissa Rick Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Dominic Piscitelli Chief Financial Officer ORIC Pharmaceuticals, Inc. 240 E. Grand Ave, 2nd Floor South San Francisco, CA 94080 (650) 388-5600	Charles S. Kim Sean Clayton Kristin VanderPas Will H. Cai Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-236792

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	1,437,500	$16.00	$23,000,000	$2,986

(1)

Represents only the additional number of shares being registered and includes 187,500 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-236792).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $115,000,000 on a registration statement on Form S-1 (File No. 333-236792), which was declared effective by the Securities and Exchange Commission on April 23, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $16.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

ORIC Pharmaceuticals, Inc., a Delaware corporation (“ORIC”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule  462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-236792) originally filed on February 28, 2020, as amended, or the Prior Registration Statement, and which the Securities and Exchange Commission declared effective on April 23, 2020.

ORIC is filing this registration statement for the sole purpose of increasing by 1,437,500 shares the number of shares of its common stock, par value $0.0001 per share, to be registered for sale. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 of the Registration Statement on Form S-1 (File No. 333-236792) filed on February 28, 2020).

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California on April 23, 2020.

ORIC PHARMACEUTICALS, INC.

By:	/s/ Jacob M. Chacko, M.D.
Jacob M. Chacko, M.D.
President and Chief Executive Officer

Signature	Title	Date

/s/ Jacob M. Chacko, M.D. Jacob M. Chacko, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2020

/s/ Dominic Piscitelli Dominic Piscitelli	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2020

* Richard Heyman, Ph.D.	Chair of the Board	April 23, 2020

* Mardi Dier	Director	April 23, 2020

* Carl Gordon, Ph.D.	Director	April 23, 2020

* Richard Scheller, Ph.D.	Director	April 23, 2020

* Peter Svennilson	Director	April 23, 2020

*By:	/s/ Jacob M. Chacko, M.D.
Jacob M. Chacko, M.D., Attorney-in-fact

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